Exhibit 3.2
CERTIFICATE OF CORRECTION
OF
CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CROWN CASTLE INC.

(formerly known as Crown Castle International Corp.)

Crown Castle Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Crown Castle Inc.

SECOND: On May 20, 2022, the Corporation filed the Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”), which instrument requires correction as permitted by subsection (f) of Section 103 of the DGCL.

THIRD: The inaccuracy or defect of the Certificate of Amendment to be corrected hereby is that Article FIRST of the Certificate of Amendment incorrectly stated that that Article IV of the Restated Certificate of Incorporation, as amended, was amended to (i) increase the authorized number of shares that the Corporation is authorized to issue to one billion one hundred twenty million (1,120,000,000) shares of stock of the Corporation instead of one billion two hundred twenty million (1,220,000,000) shares, which was the actual number of shares approved by the board of directors and stockholders of the Corporation and (ii) increase the authorized number of shares of Common Stock that the Corporation is authorized to issue to one billion one hundred million (1,100,000,000) shares instead of one billion two hundred million (1,200,000,000) shares, which was the actual number of shares approved by the board of directors and stockholders of the Corporation.

FOURTH: Article FIRST of the Certificate of Amendment is hereby corrected to read in its entirety as follows:

“FIRST: The Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the first paragraph of Article IV thereof and inserting the following:

“The total number of shares of stock which the Corporation shall have authority to issue is one billion two hundred twenty million (1,220,000,000), consisting of twenty million (20,000,000) shares of Preferred Stock, par value $0.01 per share (hereinafter referred to as “Preferred Stock”), and one billion two hundred million (1,200,000,000) shares of Common Stock, par value $0.01 per share (hereinafter referred to as “Common Stock”).””

FIFTH: All other provisions of the Certificate of Amendment remain unchanged.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by its duly authorized officer on this 23rd day of February, 2023.

CROWN CASTLE INC.
By:	/s/ Edward B. Adams, Jr.
	Name:	Edward B. Adams, Jr.
	Title:	Executive Vice President and General Counsel

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